Exhibit 99.1

Contact:	Michael Gallant 508-293-6357 Gallant_Michael@emc.com

EMC PROPOSES TO ACQUIRE DATA DOMAIN

FOR $30.00 PER SHARE IN CASH

•	Combination of EMC and Data Domain Technologies Will Strengthen EMC’s Leadership in Next-Generation Storage Software
•	$30.00 Per Share Cash Consideration is Superior to Proposed NetApp Agreement Providing Data Domain Stockholders Greater Value and Certainty
•	EMC Commencing Tender Offer to Expedite Timing of Transaction

HOPKINTON, Mass. – June 1, 2009 – EMC Corporation (NYSE: EMC), the world leader in information infrastructure solutions, today proposed to acquire all of the outstanding common stock of Data Domain, Inc. (NASDAQ: DDUP) for $30.00 per share in cash, in a transaction with a total enterprise value of approximately $1.8 billion, net of Data Domain’s cash. EMC’s all-cash offer represents a 20% premium to the cash and stock offer made by NetApp for Data Domain on May 20, 2009.

EMC’s all-cash proposal is superior to the proposed NetApp transaction providing Data Domain stockholders greater value and certainty. EMC’s proposal is not subject to a financing or due diligence contingency, and the company will use existing cash balances to finance the transaction. EMC is promptly commencing a tender offer for all outstanding Data Domain common stock in order to expedite the timing of this transaction. The proposal was unanimously approved by the EMC Board of Directors.

Joe Tucci, EMC Chairman, President and CEO, said, “Strategically, this combination will further enhance our ability to broaden EMC’s best-in-class storage portfolio for the benefit of EMC and Data Domain customers and this, in turn, will accelerate EMC’s top- and bottom-line growth rates. Our substantially superior proposal is a win-win for both companies.

Tucci added, “The combination of EMC and Data Domain technologies will strengthen EMC’s leadership in the fast-growing and very important next-generation disk-based backup and archive market, and will also result in a business larger than a billion dollars for EMC in 2010. We expect the transaction with Data Domain to be accretive to EMC’s 2010 non-GAAP diluted earnings per share.”

EMC has made this offer to acquire Data Domain for its fast-growing revenue base, its strong data protection-focused management team and sales force and its highly complementary storage software technology that will help to accelerate both companies’ ability to deliver industry-leading next-generation disk-based backup and archiving solutions for customers.

EMC has retained both external financial and legal advisors to assist it with this transaction.

Conference Call

EMC will host a conference call today at 5:00 p.m. Eastern Time. To participate, please dial 210-795-1098 at least 10 minutes before start time. The Passcode is EMC.

Supporting presentation slides and a live streaming of the conference call audio will be made available on our Web site at http://www.emc.com/about/investor-relations/index.htm. Please log in 10 minutes before the start of the call to register.

To listen to a replay of the call please dial 203-369-3245. The replay will be available through Monday, June 15, 2009.

Presentation slides along with audio of the call will also be available on-line immediately following the call at http://www.emc.com/about/investor-relations/index.htm and will be available through Tuesday, June 30, 2009.

The full text of the letter that EMC sent to Data Domain’s President and Chief Executive Officer follows below:

June 1, 2009

Mr. Frank Slootman

President and Chief Executive Officer

Data Domain, Inc.

2421 Mission College Boulevard

Santa Clara, California 95054

Dear Frank:

On behalf of EMC, I am pleased to submit to you and your Board of Directors a proposal to acquire Data Domain which is substantially superior to the NetApp proposal. We are highly impressed with your business and your team, and we are confident that a business combination will deliver substantial benefits to your company’s stockholders, customers, employees and partners. We are disappointed that we were not given an opportunity to explore a business combination prior to the announcement of your proposed transaction with NetApp, particularly since I believe you should have been aware of our interest.

EMC proposes to acquire all outstanding Data Domain common stock for $30.00 per share in cash. This price represents a 20% premium to NetApp’s cash and stock offer and is a Superior Proposal as defined in your merger agreement with NetApp. The Board of EMC has unanimously approved this proposal.

EMC’s proposal is not subject to any financing or due diligence contingency, and we will use existing cash balances to finance the transaction.

In order to consummate this transaction quickly, we intend to effect a first step tender offer for all outstanding Data Domain common stock followed by a second step merger for any remaining shares. We are enclosing with this letter a form of agreement to effect our proposed transaction which is substantially identical to the agreement between you and NetApp except as to our superior price and except for changes reflecting our faster two-step structure. We are prepared to execute this agreement immediately upon your Board of Directors’ determination that EMC has made a Superior Proposal as provided in the merger agreement with NetApp. We are utilizing the two-step structure to enable us to pay Data Domain’s stockholders as quickly as possible after signing a definitive agreement, and to further expedite this timing, we are promptly commencing the tender offer. Consistent with the terms of your agreement with NetApp, we expect to follow the process set forth in the Annex to this letter to enter into a signed agreement with Data Domain as quickly as possible.

In comparison to your proposed transaction with NetApp, EMC’s proposal represents a far superior alternative for your stockholders.

•	EMC’s proposal provides higher absolute value for each Data Domain share.

•	As an all cash offer, EMC’s proposal offers greater certainty of value.

•	With a tender offer structure, EMC’s transaction offers a faster time to close.

A transaction with EMC also represents a far more compelling alternative to your customers, employees and partners. For example:

•

The customer use cases for Data Domain’s data deduplication technologies and EMC’s existing data deduplication technologies are generally distinct. The combination of Data Domain’s leading target-based deduplication technologies and EMC’s leading source-based deduplication technologies will allow the combined company to address the broad range of customers’ data protection needs in a unified and complementary way. The marketplace for storage software solutions is complex, dynamic and highly competitive. Having superior deduplication technology solutions that combine the strengths of Data Domain and EMC in this storage software marketplace will help customers better achieve their needs as the market continues to evolve.

•

EMC’s world-class sales organization of approximately 9,000 professionals in over 400 offices around the globe, its extensive network of several thousand partners and its strong relationships with many of the premier enterprises worldwide will dramatically accelerate the deployment of Data Domain’s solutions.

•

The combination of Data Domain’s and EMC’s technologies will provide the basis for the next-generation of disk-based back-up and archiving solutions for customers by providing functionally superior and cost-effective alternatives to tape-based information backup.

•

Next-generation disk-based back-up and archiving solutions represent key enabling technologies for the build-out and customer use of true high-reliability cloud computing infrastructures for both enterprises’ own virtualized data centers (“private” clouds) and third party providers (“public” clouds).

We will maintain the senior management team under your leadership and operate Data Domain as a product division within EMC. As a part of EMC, Data Domain will have access to EMC’s superior global resources and we will enhance this division with additional EMC technology, products and capital. The combination with EMC represents a unique opportunity for your management team and employees to benefit from the greater resources of EMC and to become important leaders within a larger organization committed to leadership in next-generation information infrastructure solutions.

EMC has a long and distinguished track record of skillfully acquiring and integrating leading technology companies. Because of our considerable experience, I am confident that we can successfully integrate our companies, retain the talented employees of Data Domain and realize the full potential of this combination.

We look forward to executing the definitive agreement attached.

Very truly yours,

/s/ Joseph M. Tucci

Joseph M. Tucci

Chairman, President and Chief Executive Officer

EMC Corporation

ANNEX

Summary of the Prompt Process to Enter into a Signed Agreement with EMC

•	EMC is delivering with this offer a definitive merger agreement to acquire all outstanding Data Domain common stock at $30.00 per share in cash.

•

This definitive merger agreement is substantially identical to the Data Domain/NetApp merger agreement already found acceptable to Data Domain’s Board of Directors, with no material changes other than our superior price except those changes necessary to accommodate a first-step tender offer which will expedite payment to Data Domain stockholders.

•

EMC is prepared to execute the merger agreement immediately upon Data Domain’s Board of Directors’ determination that EMC has made a Superior Proposal, as provided in the NetApp merger agreement. EMC’s merger agreement will then be subject to acceptance by Data Domain’s Board of Directors taking the necessary corporate action to authorize its execution on behalf of Data Domain, and such execution occurring.

•

EMC is not seeking any review of information from Data Domain in advance of Data Domain accepting EMC’s merger agreement, beyond what is publicly available, including what is reflected in the representations and warranties contained in the Data Domain/NetApp merger agreement. Nor is EMC requesting that Data Domain enter into discussions or negotiations with EMC. Accordingly, there is no need for EMC to enter into a confidentiality and standstill agreement with Data Domain.

•

Upon receipt of the EMC merger agreement, Data Domain’s Board of Directors will review it and, given its terms relative to the Data Domain/NetApp merger agreement, will determine that it constitutes a Superior Proposal and that the failure to change its recommendation is reasonably likely to be a breach of its fiduciary duties.

•	In connection with considering whether EMC’s merger agreement is a Superior Proposal, Data Domain will comply with all notice requirements under the Data Domain/NetApp merger agreement.

•

Upon determining that EMC’s merger agreement constitutes a Superior Proposal, Data Domain’s Board of Directors will immediately give NetApp five business days’ written notice of the details of EMC’s proposal and that Data Domain’s Board of Directors intends to terminate the Data Domain/NetApp merger agreement in favor of the EMC transaction.

•

At the end of the notice period, unless NetApp has made a proposal at least as favorable to Data Domain as the EMC merger agreement, Data Domain will determine that EMC’s offer continues to constitute a Superior Proposal and that the failure to terminate the NetApp merger agreement is reasonably likely to be a breach of its Board’s fiduciary duties under Delaware law and concurrently (1)

terminate the Data Domain/NetApp merger agreement, (2) execute the EMC merger agreement and (3) pay to NetApp the termination fee.

•	EMC will continue its tender offer as provided in the merger agreement and the terms and conditions of the tender offer.

About EMC

EMC Corporation (NYSE: EMC) is the world’s leading developer and provider of information infrastructure technology and solutions that enable organizations of all sizes to transform the way they compete and create value from their information. Information about EMC’s products and services can be found at www.EMC.com.

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EMC is a registered trademark of EMC Corporation. All other trademarks used are the property of their respective owners.

Forward-Looking Statements

This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in information technology spending; (iii) our ability to protect our proprietary technology; (iv) risks associated with managing the growth of our business, including risks associated with acquisitions and investments and the challenges and costs of integration, restructuring and achieving anticipated synergies; (v) fluctuations in VMware, Inc.’s operating results and risks associated with trading of VMware stock; (vi) competitive factors, including but not limited to pricing pressures and new product introductions; (vii) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (viii) component and product quality and availability; (ix) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (x) insufficient, excess or obsolete inventory; (xi) war or acts of terrorism; (xii) the ability to attract and retain highly qualified employees; (xiii) fluctuating currency exchange rates; (xiv) litigation that we may be involved in; and (xv) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. These statements are forward-looking, and actual results may differ materially. EMC disclaims any obligation to update any forward-looking statements in this release after the date of this release.

The tender offer referred to in this press release has not yet commenced. This press release is neither an offer to purchase nor a solicitation of an offer to sell any shares of Data Domain. The solicitation and the offer to buy shares of Data Domain common stock will be made pursuant to an offer to purchase and related materials that EMC intends to file with the U.S. Securities and Exchange Commission. At the time the tender offer is commenced, EMC and a wholly owned subsidiary of EMC, intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer. EMC and its wholly owned subsidiary intend to mail these documents to the stockholders of Data Domain. These documents will contain important information about the tender offer and stockholders of Data Domain are urged to read them carefully when they become available. Investors and stockholders of Data Domain will be able to obtain a free copy of these documents (when they become available) and other documents filed by EMC and its wholly owned subsidiary with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the tender offer statement and related materials may be obtained for free (when they become available) by directing such requests to EMC Corporation at Attention: Office of the General Counsel, 176 South Street, Hopkinton, MA 01748.